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ImmunoCellular Therapeutics, Ltd.
Investor Relations
Jane Green
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ImmunoCellular Therapeutics Announces Second Quarter 2013 Financial Results

Conference Call Today at 5:00 pm ET

Los Angeles, CA - August 7, 2013 - ImmunoCellular Therapeutics, Ltd. ("ImmunoCellular") (NYSE MKT: IMUC) today announced financial results for the quarter ended June 30, 2013.

For the quarter ended June 30, 2013, the Company incurred a net loss of $150,000, or $0.00 per basic and diluted share compared to a net loss of $6.5 million for the quarter ended June 30, 2012, or $0.16 per basic and diluted share. The net loss for the quarter ended June 30, 2013 includes a gain of $2.0 million related to the change in fair value of the Company's warrants accounted for as derivatives and a charge of $180,000 in stock-based compensation. The net loss for the quarter ended June 30, 2012 includes a charge of $3.3 million related to the change in fair value of the Company's warrants accounted for as derivatives and $104,000 in stock-based compensation. For the six months ended June 30, 2013, the Company incurred a net loss of $5.1 million, or $0.10 per basic and diluted share, compared to a net loss of $14.3 million for the six months ended June 30, 2012, or $0.37 per basic and diluted share. The net loss for the six months ended June 30, 2013, reflects a charge of $604,000 related to the change in fair value of the Company's warrants accounted for as derivatives and $344,000 of stock based compensation. The net loss for the six months ended June 30, 2012 includes a charge of $7.8 million related to the change in fair value of the Company's warrants accounted for as derivatives and $349,000 of stock based compensation.

The Company reported that cash used in operations during the six months ended June 30, 2013 was $4.1 million compared to $6.9 million during the six months ended June 30, 2012. The decrease in cash usage was driven by a reduction in patient-related expenses in the phase II trial of ICT-107. This decrease was partially offset by certain preclinical expenses associated with ICT-140. During the six months ended June 30, 2013, the Company received $3.0 million from the exercise of warrants. As of June 30, 2013, the Company had $25.5 million in cash.

"We are pleased with the significant progress we have made in the first half of 2013 in advancing our cancer vaccine development pipeline, in our readiness planning efforts, and building the infrastructure, operational capabilities and financial resources we need to manage a growing and maturing development portfolio," said Andrew Gengos, ImmunoCellular Chief Executive Officer. "We continue to be excited by the prospect of having three, novel, active clinical programs ongoing in the near-term. We believe that our cancer vaccine platform, including ICT-107, ICT-121 and ICT-140, as well as future pipeline programs, has the potential to transform the treatment of brain, ovarian and other cancers, and bring therapeutic benefit to patients and hope to their families. Our goal remains to build ImmunoCellular into a leading, independent commercial-stage cancer immunotherapy company."

ImmunoCellular provides the following update on its cancer vaccine development programs.

  The phase II trial of ICT-107 in patients with newly-diagnosed glioblastoma is progressing to completion. In June, the Company announced the recommendation of the Data Monitoring Committee to complete the trial following an interim analysis performed after 32 events, or patient deaths, had been reached. The analysis of the results from the trial will begin when 64 events have been reached. ImmunoCellular currently anticipates that 64 events could be reached in the third or fourth quarter of 2013. The data analysis of the trial is estimated to require three to four months to complete once the 64th event is reached, and the Company anticipates that a top-line read-out of the data could be available in the fourth quarter 2013 or the first quarter of 2014. The Company plans to remain blinded to the results of the trial until the data analysis is complete. The data from the trial should enable the Company to determine next clinical and regulatory steps for ICT-107, including the possibility of advancing to a registration phase III program.
  The investigator-sponsored phase I trial of ICT-121 in patients with recurrent glioblastoma has been initiated at Cedars-Sinai Medical Center. ImmunoCellular is supporting the program by providing the ICT-121 vaccine. The primary objective of the open-label trial is to assess the safety and tolerability of ICT-121. Secondary objectives include overall survival and progression-free survival at six months after surgery as well as other response parameters. Approximately 20 patients who have had gross tumor resection and experience a first recurrence of GBM, and who are HLA-A2 positive, will be treated in the trial. Patients will be administered the vaccine once per week for four weeks during the induction phase, followed by a maintenance phase consisting of one treatment every two months until their supply of vaccine is depleted or they experience progressive disease. The Company anticipates enrolling approximately one to two patients per month, and that enrollment could take up to 20 months to complete.
  ImmunoCellular has enhanced the protocol for the ICT-140 ovarian cancer program, with the goals of targeting a larger patient population, increasing the pace of enrollment and having a comparator group of patients. The revised protocol should have the benefits of increasing the utility of the clinical information derived from the trial in designing a potential registration pathway. ImmunoCellular plans to conduct an open-label exploratory phase II trial at about four clinical sites. Thirty patients with ovarian cancer who are at high risk of having a first recurrence will be randomized. Twenty patients will be treated with standard of care plus ICT-140 while 10 will constitute a comparator group who will only receive standard of care. Should the results from the first cohort of patients support further enrollment, the Company will randomize another 20 patients to be treated plus 10 more comparator patients. The phase II trial is anticipated to begin in the first quarter of 2014.
  ImmunoCellular is enhancing its dendritic cell vaccine manufacturing process for use, initially, in manufacturing ICT-140 for the upcoming phase II trial and then for all subsequent development and commercial vaccine manufacturing. The enhancement furthers the Company's efforts to have ready a dendritic cell vaccine manufacturing process that can meet phase III quality standards if the results of the phase II ICT-107 trial indicate that a phase III study may be the next phase of development.

Conference Call Today

ImmunoCellular is holding a conference call and webcast today at 5:00 pm ET to discuss second quarter 2013 financial results and provide a business update. The call will be hosted by Andrew Gengos, President and CEO.

LIVE CALL: (877) 853-5636 (toll-free)

Conference code: 27548766

REPLAY: (855) 859-2056 (toll-free)

(404) 537-3406

Conference code: 27548766

(Replay available from Wednesday, August 7, 2013 at 8:00 pm until Wednesday, August 14, 2013 at 11:59 pm.)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations, Events & Presentations section of ImmunoCellular's website at www.imuc.com. The information provided on the teleconference and webcast is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular is conducting a phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular's pipeline also includes ICT-121, a dendritic cell vaccine targeting CD133, and ICT-140, a dendritic cell vaccine targeting ovarian cancer antigens and cancer stem cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the outcome and timing of the results of ICT-107, the risk that ICT-107 can be further timely and successfully developed, manufactured or commercialized as well as the timing of the phase IIa trial for ICT-140 and phase I trial for ICT-121, and that the investment in manufacturing process will be successful and enable or allow the Company the maintain the potential development timeline for ICT-107. Additional risks and uncertainties are described in IMUC's most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, IMUC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.